Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY COMPLETES SALE OF CUSTOM PRODUCTS

NORWALK, CT., June 2, 2008 – Bolt Technology Corporation (NASDAQ:BOLT) today announced the closing of the sale of substantially all of the assets of its wholly-owned subsidiary, Custom Products Corporation to A&A Manufacturing Co., Inc. pursuant to the terms of a definitive agreement entered into on May 6, 2008. The sale price was $5,250,000 in cash, subject to certain post-closing adjustments.

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources, seismic source controllers and synchronizers and underwater connectors used in the offshore seismic exploration for oil and gas.

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